FOR IMMEDIATE RELEASE

Phelps Dodge Contacts:
Investors                                        Media
Phelps Dodge                                     Phelps Dodge
Thomas M. Foster                                 Susan M. Suver
(602) 234-8139                                   (602) 234-8003
Gregory W. Stevens
(602) 234-8166

Arthur Schmidt & Associates, Inc.                Sard Verbinnen & Co
Martin Zausner/Alan Weinstein/Joan Harper        George Sard/David Reno/Paul
                                                   Caminiti
(212) 953-5555                                   (212) 687-8080

           PHELPS DODGE TO ACQUIRE ASARCO; THREE-WAY COMBINATION WITH
             CYPRUS AMAX WILL CREATE LEADING GLOBAL COPPER PRODUCER
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      PHOENIX, AZ, October 6, 1999 -- Phelps Dodge Corporation (NYSE: PD) today announced it has signed a definitive merger agreement under which it will acquire Asarco Incorporated (NYSE: AR) for $14.75 in cash and 0.2513 Phelps Dodge shares per Asarco share on a fully prorated basis.

      Phelps Dodge is amending its exchange offer for Asarco, which will now be scheduled to expire at midnight on October 21, 1999. Asarco shareholders will have the right to elect to receive cash or Phelps Dodge shares for each Asarco share. The all-cash election for Asarco shareholders is $29.50 per Asarco share and the all-stock election is 0.50266 Phelps Dodge shares per Asarco share, subject to proration to maintain the overall allocation of 50% stock and 50% cash. The stock portion of the consideration received will be tax-free to Asarco shareholders.

      Based on Phelps Dodge's closing share price yesterday, the agreement currently values Asarco at $28.21 per share, or a total equity value of approximately $1.1 billion, based on approximately 39.8 million Asarco shares outstanding.

      On September 30, 1999, Phelps Dodge announced that it had signed a definitive agreement to acquire Cyprus Amax Minerals Company (NYSE: CYM) for $7.61 in cash and 0.2203 Phelps Dodge shares per Cyprus Amax share on a fully prorated basis.

      Phelps Dodge expects the three-way combination with Asarco and Cyprus Amax to be immediately and substantially accretive to its cash flow per share and accretive to its earnings per share beginning in 2001, based on the current portfolio of the combined companies and analysts' estimates of copper prices of $0.80 to $0.85 per pound in 2001. Based on its strong balance sheet,

                                     -more-

Phelps
Dodge expects to finance the approximately $590 million cash portion of the Asarco offer primarily through existing credit facilities and cash on hand.

     Phelps Dodge expects to achieve annual cash cost savings of at least $200 million from the three-way combination with Asarco and Cyprus Amax, to be fully phased in by the end of 2001, through reductions in SG&A expenses, operating improvements and efficiencies in exploration.

      Phelps Dodge has already received U.S. antitrust approval for the acquisition. Completion of the exchange offer is subject to at least 80% of Asarco's shares being tendered and not withdrawn, approval of Phelps Dodge shareholders at a special meeting on October 13, 1999, and customary closing conditions.

      The three-way combination represents a unique opportunity to create a large, resource-rich portfolio of lower-cost global copper assets with enhanced flexibility to excel through business cycles. It will also provide significant opportunities to integrate operations in the southwestern United States, administrative functions in the U.S., Chile and Peru, and worldwide exploration and development activities. Consistent with demonstrated Phelps Dodge standards, all properties will be operated to earn more than the cost of capital over the copper cycle.

       "This compelling three-way combination positions Phelps Dodge to become the leading global copper producer," said Douglas C. Yearley, Chairman and Chief Executive Officer of Phelps Dodge. "We look forward to quickly closing both transactions and beginning to realize the significant upside potential of combining Phelps Dodge, Asarco and Cyprus Amax."

      J. Steven Whisler, President and Chief Operating Officer of Phelps Dodge, said, "We are committed to optimizing the combined operations of the three companies and delivering superior returns on capital throughout the entire copper cycle. We now have unique opportunities for regional integration and improved efficiencies. We will move swiftly to realize these benefits."

      Morgan Stanley Dean Witter served as financial advisor to Phelps Dodge. Shearman & Sterling and Debevoise & Plimpton served as legal advisors to Phelps Dodge.

      Phelps Dodge Corporation is among the world's largest producers of copper. The company also is one of the world's largest producers of carbon black, one of the world's largest manufacturers of magnet wire, and has operations and investments in mines and wire and cable manufacturing facilities around the world. Phelps Dodge has operations in 28 countries. Additional information can be found at www.phelpsdodge.com.

STATEMENTS IN THIS PRESS RELEASE INCLUDE "FORWARD-LOOKING STATEMENTS" THAT EXPRESS EXPECTATIONS OF FUTURE EVENTS OR RESULTS. ALL STATEMENTS BASED ON FUTURE EXPECTATIONS RATHER THAN ON HISTORICAL FACTS ARE FORWARD-LOOKING STATEMENTS THAT INVOLVE A NUMBER OF RISKS AND UNCERTAINTIES, AND THE COMPANIES CANNOT GIVE ASSURANCE THAT SUCH STATEMENTS WILL PROVE TO BE CORRECT. PLEASE REFER TO THE MANAGEMENT'S DISCUSSION AND ANALYSIS SECTIONS OF COMPANY REPORTS ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1998.


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